Exhibit 99.1 Press Release Issued July 12, 2007

Chaparral Steel Company Declares Regular Quarterly Dividend

Midlothian, Texas - July 12, 2007 - The Board of Directors of Chaparral Steel Company (NASDAQ: CHAP) yesterday declared a regular quarterly dividend of $0.10 per common share, payable on August 15, 2007, to stockholders of record on August 1, 2007.

Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. The Company is also a supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found at http://www.chapusa.com.

For further information contact Cary D. Baetz at 972-779-1032 or Terresa Van Horn at 972-779-1033.